UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Analogic Corporation

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Analogic Corporation

Notice of Annual Meeting of Stockholders of

Analogic Corporation to be held on January 22, 2013

The Annual Meeting of Stockholders of Analogic Corporation will be held at our headquarters, located at 8 Centennial Drive, Peabody, Massachusetts 01960, on Tuesday, January 22, 2013 at 11:00 a.m. (Eastern Time) for the following purposes:

(1) To elect nine directors for a one-year term, to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013; and

(3) To hold an advisory vote on executive compensation.

Stockholders will also act on any other business that may properly come before the meeting or any adjournment thereof.

Our board of directors has fixed the close of business on November 23, 2012 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date, and return the accompanying proxy card in the enclosed envelope. No postage is required if mailed in the United States or Canada.

JOHN J. FRY Secretary

December 10, 2012

i

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on January 22, 2013

This proxy statement is furnished on behalf of the board of directors (which we refer to as our board) of Analogic Corporation (which we refer to as we, us, or Analogic) in connection with the solicitation of proxies for use at our annual meeting of stockholders (which we refer to as the 2013 annual meeting) to be held on Tuesday, January 22, 2013 at 11:00 a.m. (Eastern time) at our headquarters. The proxy statement is being mailed, together with the proxy card and our annual report to stockholders, or provided electronically pursuant to a notice of internet availability, on or about December 10, 2012, to each of our stockholders of record as of the close of business on November 23, 2012. You may obtain directions to the location of the 2013 annual meeting by contacting our Investor Relations Department at 978-326-4058 or at the “About Us” and “Locations” links on our website, which are located at www.analogic.com.

The enclosed proxy card, if executed and returned, will be voted by the persons named in the proxy as directed in the proxy and, in the absence of such direction, “FOR” each of the nine director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013 (which we refer to as fiscal 2013), and the approval of the advisory vote on executive compensation.

Any stockholder giving a proxy in the enclosed form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including the giving of written notice of revocation to us at the above address or to our proxy tabulator, or the execution and delivery to us or our proxy tabulator of a subsequent proxy. Attendance of the stockholder at the 2013 annual meeting in person will not, however, be deemed to revoke the proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the Secretary at the 2013 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 22, 2013:

This proxy statement and our Annual Report to Stockholders for the fiscal year ended July 31, 2012 (which we refer to as fiscal 2012) are available at www.edocumentview.com/ALOG.

To request a printed copy of the proxy statement, annual report to stockholders and form of proxy relating to our future stockholder meetings, visit www.edocumentview.com/ALOG, telephone: 1-866-641-4276, or send an email to investorvote@computershare.com.

Quorum and Vote Required

The holders of record of shares of our common stock, $.05 par value (which we refer to as common stock), at the close of business on November 23, 2012, may vote at the 2013 annual meeting. On November 23, 2012, there were issued and outstanding 12,234,509 shares of common stock. Each share of common stock is entitled to one vote on each of the matters to be considered at the 2013 annual meeting.

The holders of a majority of the shares of common stock issued and outstanding at the close of business on November 23, 2012 shall constitute a quorum for the transaction of business at the 2013 annual meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2013 annual meeting.

If a quorum is present at the annual meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of our common stock is required for the election of directors in uncontested elections, such as the one at the 2013 annual meeting. In the event an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, he or she must, pursuant to our director resignation policy, tender his or her resignation. The resignation is then considered by our Nominating and Corporate Governance Committee for recommendation to the board, and then acted upon by the board within 90 days after the election.

Ratification of Auditors (Proposal 2). The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the appointment of our independent registered public accounting firm.

Say on Pay (Proposal 3). The affirmative vote of a majority of the shares of common stock voting on the matter is required for approval of the advisory vote on executive compensation. Proposal 3 is a non-binding proposal.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is the only discretionary item to be considered at the 2013 annual meeting. Our remaining proposals are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to Proposal 1 and Proposal 3, or if your bank or brokerage firm does not exercise its discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not have discretionary voting authority and does not receive voting instructions from the beneficial holder, and shares with respect to which a bank or brokerage firm has discretionary voting authority but does not exercise such discretionary authority in voting on a proposal.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be considered to have voted with respect to the respective matter and, accordingly, will have no effect on the voting for any of our Proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board is comprised of nine members. Our board has nominated Bernard C. Bailey, Jeffrey P. Black, James W. Green, James J. Judge, Kevin C. Melia, Michael T. Modic, Fred B. Parks, Sophie V. Vandebroek, and Edward F. Voboril for re-election as directors, each to hold office until the 2014 annual meeting and until their respective successors have been duly elected and qualified. The persons named in the enclosed proxy card will vote to elect each of the nominees as directors, unless and to the extent authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We believe that each of our nominees will be willing and able to serve if elected. Our board recommends a vote FOR each of our nominees.

Information Regarding Director Nominees

The following table sets forth certain information with respect to each nominee for director for a term expiring at the 2014 annual meeting.

Name	Age	Principal Occupation or Employment	Director Since
Bernard C. Bailey (1)(3)	59	Chief Executive Officer and Chairman of the Board of Authentix, Inc.	2010
Jeffrey P. Black (1)(2)	52	Former Chairman and Chief Executive Officer of Teleflex Incorporated	2010
James W. Green	54	President and Chief Executive Officer of Analogic Corporation	2007
James J. Judge (1)(3)	56	Executive Vice President & Chief Financial Officer of Northeast Utilities	2005
Kevin C. Melia (1)(2)	65	Former Non-Executive Chairman of the Board of Vette Corp. and Co-Managing Director of Boulder Brook Partners Private Investment	2009
Michael T. Modic (2)(4)	62	Chairman of the Neurological Institute at the Cleveland Clinic Foundation	2001
Fred B. Parks (2)(4)	65	Chief Executive Officer of NDS Surgical Imaging, Inc.	2007
Sophie V. Vandebroek (3)(4)	50	Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group	2008
Edward F. Voboril (3)(4)	70	Chair of the Board of Analogic Corporation; Former Chairman of the Board and Former Chief Executive Officer of Greatbatch, Inc.	1990

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Technology Committee

Mr. Bernard C. Bailey has been Chief Executive Officer and Chairman of the Board of Authentix, Inc., a global leader in authentication and provider of brand protection, excise tax recovery, and supply chain security solutions to governments and Fortune 500 companies since 2012. From 2006 until 2012, Mr. Bailey served as President of Paraquis Solutions, LLC a consulting firm to companies in the defense and security industries focused on strategy, change transformation, mergers and acquisitions, and corporate governance. From 2002 to 2006, Mr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage

Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies, and corporations. Mr. Bailey previously served as Chief Operating Officer of Art Technology Group, a developer and marketer of e-commerce software solutions, and in various executive positions during a seventeen-year career at IBM Corporation. Mr. Bailey also serves as a director for the Telos Corporation. During the past five years, he has previously served on the boards of directors of the following publicly traded companies: Lasercard Corporation, Spectrum Control Inc., Identive Group Inc., and Point Blank Solutions, Inc.

Mr. Bailey’s qualifications to serve as director include his extensive experience in the security technology industry, serving both public and private sector customers. He also brings three decades of executive experience in the technology industry, including experience as a public-company CEO, as well as extensive board experience and a deep understanding of corporate governance. Mr. Bailey recently earned his Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance. He has served as an expert witness in the Court of Chancery of the State of Delaware, served as a speaker at various conferences on corporate governance, and has published in peer reviewed academic journals on corporate governance. Mr. Bailey holds a Master Level Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization and is a member of the National Association of Corporate Directors.

Mr. Jeffrey P. Black served as Chief Executive Officer of Teleflex Incorporated, a diversified medical device company, from 2002 to 2011. His twenty-seven year tenure with Teleflex also included roles as Group President of Teleflex Industrial and President of Teleflex Fluid Systems, a provider of engineered systems to OEM customers. Mr. Black also served on the board of Teleflex from 2002 to 2011, and as Chairman from 2006 to 2011. He has also served on the board of Sunoptic Technologies, a privately held provider of illumination and imaging products and services for OEM medical and industrial customers and end-user surgical products, since 1998.

Mr. Black’s qualifications include the perspectives gained from his career spanning almost thirty years in the medical device and technology industries, including as board Chair, board member, CEO, and senior executive. He also brings substantial experience optimizing business operations and cultivating growth through acquisition and new product development.

Mr. James W. Green has been our President and Chief Executive Officer since 2007. From 2005 to 2007, Mr. Green was Regional Vice President, California Division, of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information, and services. Before joining Quest, Mr. Green served as Senior Vice President & General Manager of Computed Tomography for Philips Medical Systems, a global leader in the business of developing, manufacturing, marketing, and servicing medical computed tomography systems.

Mr. Green brings extensive experience and important technical perspectives as a former OEM customer of medical imaging subsystems and as an end-user supplier of advanced medical imaging equipment, and through his experience leading and integrating diverse operations located on multiple continents. As President and CEO of Analogic, his in-depth knowledge of our company provides valuable insights to our board in areas such as strategic planning, financial and budgeting matters, engineering and product development, operations, sales and marketing, and general management.

Mr. James J. Judge has been Executive Vice President and Chief Financial Officer of Northeast Utilities, New England’s largest energy delivery company, since 2012. From 1999 until 2012, he was Senior Vice President and Chief Financial Officer of NSTAR, a publicly held electric and gas utility company. He previously held a number of executive positions at BEC Energy/Boston Edison. He received a bachelor of science degree in business administration and a master’s degree in business administration from Babson College.

Mr. Judge provides our board with in-depth financial and accounting expertise as well as insights gained from his long-time service as Chief Financial Officer of a publicly held entity operating in a regulated industry, which also provides diversity of viewpoint. That experience, together with the knowledge of our company gained through his service on our board, provides a strong foundation for his leadership role as Chair of our Audit Committee. Our board has also determined that Mr. Judge qualifies as an audit committee financial expert.

Mr. Kevin C. Melia served as the non-executive Chairman of Vette Corporation, a privately-held provider of thermal management solutions from 2008 to 2012. From 2004 to 2011, he was a joint managing director of Boulder Brook Partners LLC, a private investment company, since 2004. From 2003 to 2008, he was the non-executive Chairman of IONA Technologies PLC, a leading middleware software company. Between 2003 and 2007, Mr. Melia also was the non-executive Chairman of A.Net (formerly Lightbridge Inc.), an e-payment company. He was the co-founder of Manufacturers’ Services Ltd. (“MSL”), a leading company in the electronics manufacturing services industry, and served as its Chairman and Chief Executive Officer from 1994 to 2003. Prior to establishing MSL, Mr. Melia held a number of senior executive positions over a five-year period at Sun Microsystems, including Chief Financial Officer, Executive VP of Operations and President of Sun Micro Systems Computer Company, a subsidiary of the parent company. He also held a number of senior executive positions in operations and finance in Europe and the U.S. over a seventeen-year career at Digital Equipment Corporation.

Mr. Melia is a director of RadiSys Corporation, a provider of embedded advanced solutions for the communications networking and commercial systems markets, and serves on the audit and compensation committees. He also is a director of DCC plc, a procurement, sales, marketing, distribution and business support services group headquartered in Dublin, Ireland, and serves on the audit committee of that board. He is also a member of the board of Greatbatch, Inc., a provider of technologies to the medical device market. He also is a former director of A.Net, Manugistics Corporation, and Eircom, Inc. He is a chartered accountant (FCMA.JDipMa) of the UK and Ireland.

Having been a co-founder, Chairman and Chief Executive Officer of MSL and Chairman of Vette Corporation, IONA Technologies PLC and A.Net, Mr. Melia has extensive business experience. His service in senior management positions at Sun Microsystems and Digital Equipment Corporation provided him with a wealth of knowledge in dealing with operational, financial and accounting matters. The depth and breadth of his global operational experience and his exposure to complex financial issues at such large corporations makes him a trusted advisor and a skilled member of the Company’s Audit and Compensation Committees.

Dr. Michael T. Modic has been Chairman of the Neurological Institute at the Cleveland Clinic Foundation since 2006. Dr. Modic has also been a Professor of Radiology, Cleveland Clinic Lerner College of Medicine at CWRU, since 2005. From 1989 to 2005, he was Chairman of the Division of Radiology at the Cleveland Clinic. He was also a member of the Board of Governors of the Cleveland Clinic Foundation from 2000 to 2005. Dr. Modic was previously a Professor of Radiology at The Ohio State University College of Medicine and Public Health. Dr. Modic has served on the editorial boards of the journals Radiology, American Journal of Neuroradiology, Magnetic Resonance in Medicine, and Magnetic Resonance Imaging.

Dr. Modic’s qualifications include his extensive experience in the healthcare field, both as a leader of an internationally recognized healthcare institution and as a practicing physician, both of which also provide diversity of viewpoint. Dr. Modic provides our board with valuable insight into the healthcare industry, including trends in healthcare policy and opportunities relating to healthcare equipment and services.

Dr. Fred B. Parks has served as Chief Executive Officer of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, since 2011. Dr. Parks has previously served as Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and CEO of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment, and following its acquisition by Royal Philips Electronics, led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer, and board member of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and board member of EG&G, Inc. (now PerkinElmer), a diversified technology company.

In addition to his past service on the boards of Urologix, EG&G, and St. Jude Medical, Dr. Parks served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, from 2010 to 2011.

Dr. Parks’ qualifications include his substantial experience as a senior executive and board member for a number of technology companies, and particularly in the medical device and medical imaging industries.

Dr. Sophie V. Vandebroek has been Corporate Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group, since January 2006. From 2002 through 2005, Dr. Vandebroek was Chief Engineer of Xerox Corporation and Vice President of the Xerox Engineering Center.

Dr. Vandebroek serves on the board of Nypro Corporation, a privately held provider of complex plastics manufacturing solutions serving the healthcare, packaging and consumer and electronics industries, where she has been a board member since 2009. She is also a Fellow of the Institute of Electrical and Electronics Engineers; a member of the Royal Flemish Academy for Arts & Sciences; a trustee of Worcester Polytechnic Institute; a member of the U.S. National Academies Committee on Science, Technology & the Law; and serves on the advisory council of the dean of engineering of the Massachusetts Institute of Technology. Dr. Vandebroek was inducted into the Women in Science and Technology Hall of Fame in 2011.

Dr. Vandebroek’s qualifications include senior leadership roles directing global research activities for an internationally recognized provider of technology and services to business customers, and the knowledge and experience gained through her service on behalf of numerous technical, academic, and industry organizations. She provides our board with unique perspectives on directing and shaping innovation to meet our strategic objectives, as well as on assessing the effectiveness of our investment in innovation. She also brings valuable insight on embracing diversity as a competitive advantage in the global marketplace.

Mr. Edward F. Voboril served as Chairman of the Board of Greatbatch, Inc., a developer and manufacturer of precision engineered components and sub-assemblies used in implantable medical devices, from 1997 to 2008. He served as Greatbatch, Inc.’s President and Chief Executive Officer from 1990 to 2006. Previously, Mr. Voboril served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex, and Litton Industries. Mr. Voboril is currently an adjunct professor of engineering and chairman of “NUvention” at the Center for Entrepreneurship and Innovation at Northwestern University.

Mr. Voboril served as lead independent director of IRIS International, Inc., a supplier of in vitro diagnostic products, where he had been a director from 2008 to 2012.

Mr. Voboril has over 40 years in leadership roles in the medical and technology industries, with an emphasis in general management and strategic planning. He has also served as a public company CEO, a board chair, and on the boards of other publicly held companies. His breadth and depth of experience, coupled with the insight gained from his service on our board, provide a strong foundation for his leadership role as board chair.

CORPORATE GOVERNANCE

Our board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ listing standards, and other relevant considerations. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters, as most recently amended, and code of business conduct and ethics described below are posted on the Corporate Governance section of our website, which is located at http://investor.analogic.com. Alternatively, you can request a copy of any of these documents by writing to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, and to serve our best interests and those of our stockholders. The corporate governance guidelines provide a framework for the conduct of the board’s business and specify, among other matters, that:

•	the principal responsibility of the directors is to oversee the management of Analogic;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of our Chief Executive Officer;

•	directors have full and free access to our officers and employees and, as necessary, independent advisors;

•

the board, with oversight and guidance from the Nominating and Corporate Governance Committee, and our management shall provide orientation opportunities for new directors, and all directors are expected to be involved in continuing director education on an ongoing basis; and

•	the board’s responsibilities include evaluating the overall effectiveness of the board and its committees.

Leadership Structure of the Board

Our board leadership structure includes a board chair and chairs of each of our four standing board committees (which we describe in more detail below). The board does not have a policy on whether the offices of board chair and chief executive officer should be separate and, if they are to be separate, whether the board chair should be selected from among the independent directors or should be an employee of the Company.

The board has determined that the positions of board chair and chief executive officer should be separated at the current time. The board has appointed Mr. Voboril, an independent director, as board chair. We believe that the separation of the positions of board chair, on the one hand, and president and chief executive officer, on the other, strikes the appropriate balance between the oversight of the company’s corporate governance by one position and strategic direction and day-to-day leadership and performance by the other position.

Oversight of Risk

The board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. Members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. In addition, the board regularly receives reports on strategic matters involving our business. Our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices, and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Our Technology Committee oversees risk management activities relating to our technology initiatives. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Following a review of our existing compensation policies, including those relating to named executive officers and to our employees more generally, our Compensation Committee believes that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our company. In reaching this conclusion, our Compensation Committee believes that compensation-related risk is limited by a number of factors, including the following:

•	Our compensation packages include multiple elements, including fixed and variable compensation, the amount and mix of which is appropriate to an employee’s level and role in the company.

•

Our variable compensation programs, which include annual incentive programs (which we call AIPs) and long-term incentive programs (which we call LTIPs), employ a number of different performance metrics (such as metrics that are based on revenues, earnings per share, return on invested capital, individual objectives, and relative total shareholder return) that are aligned with our near term and strategic objectives and the interests of our stockholders, and measured over differing time periods. We use performance targets that we believe are somewhat aggressive yet achievable without undue risk taking.

•

Our LTIPs provide for equity-based awards, which we believe tend to align the interests of our management with the interests of our stockholders. Performance-based awards represent the majority of compensation that is earned our LTIPs, supplemented by option awards that vest based on time.

•	We limit the payouts under our AIPs and LTIPs at two times the target award for each participant.

We believe that, taken as a whole, the various elements of our compensation packages tend to mitigate compensation-related risk by reducing the focus on any single compensation element or performance metric, by encouraging our employees to consider both long and short term goals that are aligned with the interests of our stockholders, and by discouraging excessive risk in order to reach performance goals or to achieve excessive payouts.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of business conduct and ethics is posted on our website (www.analogic.com). We post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers of, any provision of our code of business conduct and ethics.

Director Independence

Under NASDAQ rules applicable to us, a director of Analogic qualifies as an “independent director” only if, in the opinion of the board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Messrs. Bailey, Black, Judge, Melia, and Voboril, and Drs. Modic, Parks, and Vandebroek, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under NASDAQ rules.

Board Committees

The board has established four standing committees—Audit, Compensation, Nominating and Corporate Governance, and Technology—each of which operates under a charter that has been approved by the board. A copy of each committee’s charter is posted on the Corporate Governance section of our website, which is located at www.analogic.com.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act).

Audit Committee

Our Audit Committee’s responsibilities include:

•	Overseeing our independent auditors, including their selection, independence, compensation and pre-approval of their services, and reviewing the auditor’s annual quality control report.

•

Reviewing our audited financial statements, including discussing our audited financial statements with our management and independent auditor, making recommendations to our board regarding financial statements, and preparing an annual audit committee report.

•

Reviewing other financial disclosures, including our independent auditor’s review of interim financial information and discussing our interim financial information with our management and independent auditor.

•	Overseeing our internal audit function.

•

Overseeing controls and procedures, including coordinating our board’s oversight of internal controls over financial reporting, disclosure controls, our code of conduct, risk management, related party transactions, and establishing procedures for handling anonymous and other complaints relating to accounting and audit-related matters.

The board has determined that Mr. Judge is an “audit committee financial expert” as defined in the SEC rules.

The current members of our Audit Committee are Mr. Judge (Chair), Mr. Bailey, Mr. Black, and Mr. Melia. Our Audit Committee met five times during fiscal 2012.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our executive officers.

•	Overseeing the evaluation of our senior executives, including our executive officers.

•	Reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans.

•	Exercising the rights and functions of our board under our equity-based compensation plans, including the authority to make awards thereunder.

•	Reviewing and making recommendations to the board with respect to director compensation.

•	Reviewing and making recommendations to our board with respect to our annual compensation discussion and analysis disclosure.

•	Preparing an annual compensation committee report.

The current members of our Compensation Committee are Mr. Black (Chair), Mr. Melia, Dr. Modic and Dr.  Parks. Our Compensation Committee met seven times during fiscal 2012.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	Identifying persons qualified to become board members and recommending persons to be nominated by our board.

•	Reviewing with the board the requisite skills and criteria for new board members and the composition of the board as a whole.

•	Recommending to our board the directors to be appointed to our board committees and the chairs of each committee.

•	Overseeing corporate governance matters, including our Corporate Governance Guidelines, self-evaluations of our board, and management succession planning.

The current members of our Nominating and Corporate Governance Committee are Mr. Bailey (Chair), Mr. Judge, Dr. Vandebroek, and Mr. Voboril. Our Nominating and Corporate Governance Committee met four times during fiscal 2012.

Technology Committee

Our Technology Committee’s purpose is to assist the board in its oversight of Analogic’s technology initiatives. The Technology Committee’s responsibilities include:

•

Assessing and advising the board regarding our technology strategy, including: the long-term, strategic goals of our research and development (which we refer to as R&D) investments; technology, products, competition and market trends relevant to our strategic direction; emerging technologies and markets consistent with or complementary to our strategic direction; and our overall technological competitiveness.

•	Providing the board with technological guidance relevant to matters such as proposed market entries and exits, acquisitions and divestitures, and significant R&D investments.

•

Assessing and advising the board regarding our technology infrastructure, including the strength and competitiveness of our strategic and product planning procedures, programs for attracting, developing and retaining key technical personnel and technical leadership, R&D facilities and equipment, and programs for identifying, protecting, and exploiting our intellectual property.

The current members of our Technology Committee are Dr. Vandebroek (Chair), Dr. Modic, Dr. Parks, and Mr. Voboril. Our Technology Committee met four times during fiscal 2012.

Nominations Process for Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. Among other matters, these criteria specify that director nominees should have a reputation for integrity, demonstrated business acumen, a commitment to understand us and our industry, and the interest and ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee considers these criteria in the context of an assessment of the operation and goals of the board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the board’s performance of its responsibilities in the oversight of the company’s business. The Nominating and Corporate Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the board and by gathering data and discussing the diversity of the board membership in the annual self-assessment process. The board actively seeks to consider diverse candidates for board membership when it has a vacancy to fill.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective director nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to the stockholder’s ownership of common stock as of the date on which such recommendation is made, to the Nominating and Corporate Governance Committee, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth in Article II, Section 15, of our by-laws. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Secretary not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Any stockholder notice of nomination shall contain the information set forth in Article II, Section 15, of our by-laws.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board, with the assistance of our Senior Vice President, General Counsel, and Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chair of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

Board Meetings and Attendance

The board met nine times during fiscal 2012, either in person or by teleconference. During fiscal 2012, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the directors’ attendance at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All then-current directors attended the 2012 annual meeting held on January 23, 2012 (which we call our 2012 annual meeting).

DIRECTOR COMPENSATION

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board when appropriate. The primary objectives of the Compensation Committee with respect to non-employee director compensation are to:

•	Attract, retain, and motivate non-employee director talent; and

•	Align non-employee director compensation with the creation of stockholder value.

Non-employee directors receive retainer payments, meeting fees, and stock options for their service. No compensation is paid to any director for his or her service as such if that director is an employee of ours. For calendar years 2011 and 2012, all non-employee directors received an annual cash retainer of $25,000. Our non-employee directors also received an annual share retainer under the Analogic Corporation Amended and Restated Non-Employee Director Stock Plan (which we refer to as the 2008 Plan), which is summarized below.

In calendar years 2011 and 2012, our board chair and vice chair received additional annual cash retainers of $75,000 and $30,000, respectively. The retainer received by our former vice chair, who retired from the board following our 2012 annual meeting, was pro-rated for his service during the month of January 2012. The board did not appoint a new vice chair following his retirement.

The chair of the Audit Committee received an additional annual cash retainer of $10,000 and the chair of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee each received additional annual cash retainers of $7,500. For each meeting of the board or any board committee, each of our non-employee directors received a fee of $1,500 per meeting for each meeting attended in person, and a fee of $1,000 per meeting for each meeting attended by telephone. Directors also received reimbursement for meeting-related travel expenses.

In June 1996, the board adopted and our stockholders approved at the January 1997 Annual Meeting of Stockholders, the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, which was amended by the board on December 8, 2003, and approved by the stockholders at the January 2004 Annual Meeting of the Stockholders, and as further amended by the board on September 20, 2006 (which we refer to as the 1997 Plan). The exercise price of options granted under the 1997 Plan is the fair market value of the common stock on the date of grant. The 1997 Plan provides that each new non-employee director who is elected to the board shall be granted an option to acquire 5,000 shares, effective as of the date on which he or she is first elected to the board. The 1997 Plan further provides that every four years from the date on which a non-employee director was last granted a non-employee director option, that non-employee director shall be granted an option to acquire 5,000 shares, effective as of the date of that fourth anniversary. Options granted under the 1997 Plan become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, and expire ten years after the date of grant. In September 2011, we granted 5,000 options to Dr. Parks under the 1997 Plan. At our 2012 annual meeting, our stockholders approved an amendment to and restatement of our 2009 Stock Incentive Plan (which we refer to as the Amended 2009 Plan) to permit equity awards to be made to directors under the Amended 2009 Plan. Following approval of the Amended 2009 Plan, we have granted the options described above with respect to the 1997 Plan under the Amended 2009 Plan. We will no longer grant awards under the 1997 Plan. On January 28, 2008, our stockholders approved the 2008 Plan. The 2008 Plan provides for an annual share award (which we refer to as an Annual Share Retainer) to be granted to each participant on each February 1. The number of shares of common stock a participant will receive as a result of the Annual Share Retainer is equal to the quotient determined by dividing the dollar value of the Annual Share Retainer by the fair market value of a share of common stock on February 1 of the relevant year. The dollar value of the Annual Share Retainer may be adjusted from year to year as determined by the board after review by and a recommendation from the Compensation Committee, subject to a maximum annual dollar amount of $70,000 per non-employee director. The Annual Share Retainer for calendar years 2011 and 2012 were $55,000 and $70,000, respectively. Participants are not required to pay any purchase price for the Annual Share Retainer. Each participant may elect to receive some or all of (i) his or her Annual Share Retainer for a given calendar year and/or (ii) his or her Annual Cash Retainer (which consists of the annual base cash compensation he or she receives for service on the board and on any committees of the board) in the form of deferred stock units (which we refer to as DSUs), as elected by the participant no later than December 15 of the preceding calendar year. If DSUs are elected, the number of units is determined by dividing the dollar value of the Annual Share Retainer and/or Annual Cash Retainer (or portion thereof being deferred) by the fair market value of a share of common stock on the date that the retainer otherwise would have been paid. The DSUs are then assigned to a Deferred Stock Unit Account established and maintained by us for each participant in the plan. The 2008 Plan originally provided that, if any dividends were paid on shares of our common stock, the DSUs credited to each Deferred Stock Unit Account would likewise be credited with DSUs having a value equal to the dividend. As originally adopted, the 2008 Plan also provided that DSUs (and any related DSUs issued in respect of dividends) would be paid in cash at the time set forth in the plan or the applicable deferral election.

At our 2012 annual meeting, our stockholders approved an amendment to and restatement of the 2008 Plan (which we refer to as the Amended 2008 Plan) to provide that all DSUs outstanding as of the date of our 2012 annual meeting (and DSUs issued in the future) will be paid out in (as adjusted in accordance with the Amended 2008 Plan) the form of an equal amount of common stock issued to the participant within 30 days following the participant’s termination of service on the board or sooner, if previously elected by the participant, on a date certain selected by the participant prior to the time the DSUs were acquired by the participant; provided, however, that the date selected may not be less than one year from the date on which such DSUs were acquired. The Amended 2008 Plan also provides that, on a going forward basis, (i) the payout of the value of each grant of DSUs will be made in the form of an equal amount of common stock issued to the participant and (ii) dividend equivalents that are earned on DSUs will be paid in cash and held in the Deferred Stock Unit Account. Cash amounts held in the Deferred Stock Unit Account will not accrue interest and will be paid to participants at the same time as the value of the related DSUs are paid to the participant.

In order to better align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, our Board of Directors, acting on the recommendation of our Compensation Committee, has adopted stock ownership guidelines for our non-employee directors.

Non-employee directors are expected to acquire a number of shares of the Company’s common stock having the value shown below:

Stock Ownership Guideline	$110,000
Attainment Period	Five (5) years from the later of: • Election as a director; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

• Stock acquired on the open market;

• Stock acquired through the exercise of options;

• Restricted stock and restricted stock units, whether vested or unvested;

• Stock acquired through Company benefit plans; and

• Deferred stock units.

Administration	The Stock Ownership Guidelines will be administered by the Compensation Committee, which will evaluate compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in a participant’s compensation, and the personal financial situation of a participant, will be reviewed by the Compensation Committee.

As of October 29, 2012, all of our non-employee directors own a quantity of our stock that meets or exceeds the stock ownership guidelines.

DIRECTOR COMPENSATION TABLES

The table below summarizes the compensation that we paid to our non-employee directors for fiscal 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Edward F. Voboril	125,000	70,000	106,834	301,834
Gerald L. Wilson (4)	45,750	—	—	45,750
Bernard C. Bailey	53,750	70,000	—	123,750
Jeffrey P. Black	57,250	70,000	—	127,250
James J. Judge	60,000	70,000	—	130,000
Kevin C. Melia	51,000	70,000	—	121,000
Michael T. Modic	49,750	70,000	—	119,750
Fred B. Parks	57,750	70,000	73,581	201,331
Sophie V. Vandebroek	52,750	70,000	—	122,750

(1)	The next table further describes the information included in this column.
(2)	This column represents the Annual Share Retainer. Additional information can be found in Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012. During fiscal 2012, Mr. Bailey, Mr. Judge, Dr. Modic, Mr. Voboril, Dr. Wilson, and Dr. Parks elected to defer the Annual Share Retainer in the form of DSUs. The non-employee directors have the following DSUs as of July 31, 2012: Mr. Voboril: 3,979; Mr. Bailey: 3,000; Mr. Black: 1,718; Mr. Judge: 5,201; Dr. Modic: 7,346; and Dr. Parks: 7,737.
(3)	Amount reflects the grant date fair value of directors’ stock options granted in fiscal 2012, computed in accordance with accounting principles generally accepted in the United States of America and calculated using the Black-Scholes valuation model utilizing the Company’s assumptions. The non-employee directors have the following outstanding stock option awards as of July 31, 2012: Mr. Voboril: 15,000; Dr. Wilson: 10,000; Mr. Black: 5,000; Mr. Bailey: 5,000; Mr. Judge: 10,000; Dr. Modic: 10,000; Dr. Parks: 10,000; Mr. Melia: 5,000; and Dr. Vandebroek: 5,000. Additional information can be found in Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012.
(4)	Dr. Wilson retired from the Board on January 23, 2012.

The following table further describes the information included in the Fees Earned or Paid in Cash column in the preceding table.

Name	Annual Retainers ($)(1)	Board Chair and Vice Chair Fee ($)	Board Fees ($)	Audit Committee Fees ($)	Compensation Committee Fees ($)	Technology Committee ($)	Nominating and Corporate Governance Committee Fees ($)	Total ($)
Edward F. Voboril	25,000	75,000	12,000	4,000	—	3,000	6,000	125,000
Gerald L. Wilson (2)	12,500	15,000	7,500	—	4,000	6,750	—	45,750
Bernard C. Bailey	25,000	—	12,000	7,000	—	—	9,750	53,750
Jeffrey P. Black	25,000	—	12,000	7,000	13,250	—	—	57,240
James J. Judge	25,000	—	12,000	17,000	—	—	6,000	60,000
Kevin C. Melia	25,000	—	11,500	6,000	8,500	—	—	51,000
Michael T. Modic	25,000	—	12,000	—	4,500	6,000	6,750	49,750
Fred B. Parks	25,000	—	13,500	—	13,250	6,000	—	57,750
Sophie V. Vandebroek	25,000	—	12,000	—	—	9,750	6,000	52,750

(1)	Dr. Modic, Mr. Bailey, Mr. Black, Dr. Wilson, and Dr. Parks deferred their entire Annual Cash Retainers into DSUs.
(2)	Dr. Wilson retired from the Board on January 23, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS,

AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of October 15, 2012 (except as otherwise indicated) by (a) all persons (including any “group,” as defined in Section 13(d)(3) of the Exchange Act) known by us to beneficially own 5% or more of our common stock, (b) each director and nominee for director, (c) our Named Executive Officers (as defined under “Compensation of Executive Officers—Summary Compensation Table” below), and (d) all of our directors and executive officers as a group. With respect to directors and executive officers, the amounts shown are based upon information furnished by the individual directors and officers. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon exercise of stock options that are immediately exercisable or exercisable within 60 days after October 15, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 15, 2012. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to the shares they own of record.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Heartland Advisors, Inc. (1)	1,481,470	12.1	%(1)
789 North Water Street
Milwaukee, Wisconsin 53202
BlackRock, Inc. (2)	980,340	8.02	%(2)
40 East 52nd Street
New York, New York 10022
Advisory Research, Inc. (3)	866,153	7.08	%(3)
180 North Stetson Avenue, Suite 5500
Chicago, Illinois 60601
Columbia Management Investment Advisors, LLC (4)	713,271	5.83	%(4)
100 Federal Street
Boston, Massachusetts 02110
T. Rowe Price Associates, Inc. (5)	689,160	5.6	%(5)
100 East Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc. (6)	641,917	5.24	%(6)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
TAMRO Capital Partners LLC (7)	620,200	5.07	%(7)
1701 Duke Street, Suite 250
Alexandria, Virginia 22314

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
Bernard C. Bailey	5,616	(8)	*
	3,199	(9)
Jeffrey P. Black	4,981	(10)	*
	1,917	(9)
James W. Green	80,104	(11)	*
James J. Judge	10,000	(12)	*
	5,200	(9)
Kevin C. Melia	10,183	(13)	*
Michael T. Modic	16,000	(14)	*
	7,545	(9)
Fred B. Parks	5,000	(15)	*
	6,274	(9)
Sophie V. Vandebroek	7,776	(16)	*
Edward F. Voboril	16,222	(17)	*
	3,964	(9)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers (Other than Mr. Green, listed above)
Mervat Faltas	15,113	(18)	*
John J. Fry	19,665	(19)	*
Michael L. Levitz	18,972	(20)	*
Farley Peechatka Jr.	15,787	(21)	*
All Directors and Executive Officers as a Group (13 persons)	253,518	(22)	*

*	Represents less than 1% ownership.
(1)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012, which presents information as of December 31, 2011.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012, which presents information as of December 30, 2011.
(3)	Based solely on a Schedule 13G filed with the SEC on February 14, 2012, which presents information as of December 31, 2011.
(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2012, which presents information as of December 31, 2011.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2012, which presents information as of December 31, 2011. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with sole voting power as to 164,480 shares and sole dispositive power as to 689,160 shares. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly denies that it is, in fact, the beneficial owner of such securities.
(6)	Based solely on a Schedule 13G filed with the SEC on February 8, 2012, which presents information as of December 31, 2011.
(7)	Based solely on a Schedule 13G filed with the SEC on February 8, 2012, which presents information as of December 31, 2011.
(8)	Includes 3,334 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(9)	Consists of DSUs, which are payable in common stock. The value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(10)	Includes 3,334 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(11)	Includes 51,452 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.

(12)	Consists of 10,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(13)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(14)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(15)	Consists of 5,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(16)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(17)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(18)	Includes 4,763 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(19)	Includes 7,325 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(20)	Includes 7,419 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(21)	Includes 4,044 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012.
(22)	Includes 126,671 shares issuable upon exercise of options exercisable within 60 days after October 15, 2012 and 28,099 DSUs.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position	Date Since Office Has Been Held
James W. Green	54	President and Chief Executive Officer	2007
Mervat Faltas	61	Senior Vice President and General Manager, Medical Imaging Business Unit	2011
John J. Fry	51	Senior Vice President, General Counsel, and Secretary	2007
Michael L. Levitz	39	Senior Vice President, Chief Financial Officer, and Treasurer	2009
Farley Peechatka, Jr.	51	Senior Vice President and General Manager, Global Ultrasound Business Unit	2011

For additional information with respect to Mr. Green, who is also a director, see Proposal 1—Election of Directors.

Mervat Faltas has served as Senior Vice President and General Manager of our Medical Imaging business since May 2010. She joined our Analogic Canada subsidiary (formerly known as Anrad) in July 2005 as Vice President of Operations and was named President of Analogic Canada in January 2006. From May 2000 until June 2005, Mrs. Faltas served in various capacities at ITF Optical Technologies, a Montreal-based provider of fiber optic components for terrestrial and undersea communication networks, including as President and CEO. From 1990 to 2000, Mrs. Faltas held various positions at PerkinElmer Corporation, including General Manager of PerkinElmer’s Montreal operation.

John J. Fry is our Senior Vice President, General Counsel, and Secretary. He joined us in November 2007. From April 2005 until joining us, Mr. Fry was a principal of the law firm Driggs, Hogg, & Fry Co., L.P.A. (formerly Driggs, Lucas, Brubaker & Hogg Co., L.P.A.), where his practice focused primarily on technology and intellectual property law. From August 1995 to April 2005, he held various legal positions at Philips Medical Systems (formerly Marconi Medical Systems and Picker International), including Senior Corporate Counsel and Intellectual Property Manager and counsel to Philips’ computed tomography business.

Michael L. Levitz is our Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Levitz joined us in July 2009. From October 2007 to July 2009, Mr. Levitz was Vice President and Controller of the Cytyc business unit of Hologic Inc., a developer, manufacturer, and supplier of premium diagnostic products, medical imaging systems, and surgical products focused on the healthcare needs of women. From September 2002 until Cytyc Corporation’s merger with Hologic Inc. in October 2007, Mr. Levitz served in various capacities at Cytyc Corporation, including Vice President and Corporate Controller. Mr. Levitz began his career in the audit practice of Arthur Andersen LLP and is a certified public accountant.

Farley Peechatka Jr. has served as Senior Vice President and General Manager of our Global Ultrasound business since May 2011. Mr. Peechatka joined us in November of 2002 as Vice President of Operations of our Sound Technology, Inc. (“STI”) subsidiary upon our acquisition of STI from Siemens Medical. Mr. Peechatka became President of STI in October 2008. Mr. Peechatka is a co-founder of Sound Technology, a leading provider of medical ultrasound transducers, and held multiple positions in the company, most recently as the Vice President of Operations and President. Prior to founding Sound Technology in 1987, he held engineering positions with Johnson & Johnson and GE ultrasound.

Our executive officers are elected annually by the board and hold office until their successors are chosen and qualified, subject to earlier removal by the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analogic is a participant, the amount involved exceeds $100,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our General Counsel. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the Audit Committee chair to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Analogic’s best interests. The committee may impose any conditions on the related party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity and (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Analogic’s charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related party transactions in fiscal 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis addresses the compensation of our principal executive officer, our principal financial officer, and our other three executive officers who were the most highly compensated executive officers of Analogic for the year ended July 31, 2012 (which we refer to as fiscal 2012). It should be read in conjunction with the other information contained in this proxy statement. The following executives were our named executive officers for fiscal 2012:

•	James W. Green, our president and chief executive officer;

•	Mervat Faltas, our senior vice president, Medical Imaging business;

•	John J. Fry, our senior vice president, general counsel, and secretary;

•	Michael L. Levitz, our senior vice president, chief financial officer, and treasurer; and

•	Farley Peechatka, our senior vice president, Global Ultrasound business.

Compensation Overview

Compensation Objectives and Philosophy. The primary objectives of our executive compensation programs are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate performance goals; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation programs with the goal of setting compensation at levels the Compensation Committee believes are necessary to allow us to compete for executive talent with other companies in our industry and region. Further, a significant portion of our executives’ compensation is performance-based, with compensation directly linked to achievement of annual and long term goals.

Allocation of Fiscal 2012 Target Compensation. Direct compensation of our named executive officers for fiscal 2012 consisted of base salary, annual cash incentives, and long term equity incentives. The annual cash incentive consists of at-risk, performance-based compensation that depends entirely on the achievement of predetermined performance goals. The long term equity incentive consists of performance-based restricted stock units (which we refer to as RSUs) and time-based stock options. As with the annual cash incentives, the performance-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals. The value, if any, realized from stock options depends entirely on the continued appreciation of our Company’s stock. The fiscal 2012 target pay mix for our CEO and our other named executive officers is shown below:

Note: Annual cash incentive awards and long term equity incentive awards for fiscal 2012 were made pursuant to our FY12 annual incentive program and our FY12-14 long term incentive program, respectively. These programs are described in greater detail below. The above pay mix assumes performance at target. Also for the purpose of the above pay mix, performance-based RSUs are valued based on the fair market value of our common stock on the date the awards were approved by the Compensation Committee, multiplied by the number of RSUs awarded, and each stock option is assigned a value equal to one-third of the value of each performance-based RSU, based on the option’s approximate relative fair value. Other compensation elements, such as employee benefits and other compensation, are not included in the charts above, but are described in further detail in our Summary Compensation Table below.

Fiscal 2012 Accomplishments. Fiscal 2012 was a year of significant progress for Analogic. Significant accomplishments for the year included:

•	Revenue of $517 million, up 9% from fiscal 2011;

•	Product revenue of $495 million, up 11% from fiscal 2011;

•	Diluted Earnings per share of $3.42, up 141% from fiscal 2011 (including $0.65 net benefit from a tax refund);

•	Surpassed profitability goals, including double digit non-GAAP operating margins;

•	Operating cash flow of $74 million; and

•	Strong one and three year total shareholder return

	Analogic	Russell 2000 Index
One Year Total Shareholder Return	17%	-4.18%
Three Year Total Shareholder Return	79%	53%

Total shareholder return calculated as of July 31, 2012.

•	Named one of America’s 100 Most Trustworthy Companies by Forbes Magazine.

Compensation Process

Role and Authority of the Compensation Committee. The Compensation Committee oversees our executive compensation programs. In this role, the Compensation Committee regularly reviews and approves the compensation of our executive officers. Additional information about the Compensation Committee, including its composition and responsibilities, can be found on page 9 of this proxy statement. The Committee’s practice has been to establish fiscal year base salaries, and to grant annual and long term incentive awards, at its regularly scheduled September meeting. From time-to-time, the Committee makes other adjustments to individual compensation arrangements due to promotions, changes of responsibilities, or other appropriate circumstances.

Role of Compensation Consultants. The role of the independent compensation consultants engaged by the Compensation Committee has varied somewhat from year-to-year based on the Committee’s perceived needs and the state of the marketplace regarding executive compensation. In fiscal 2011, the Compensation Committee engaged Radford Consulting to provide relevant benchmark data and assist in the design of our annual cash and long term equity incentive programs. The Committee also engaged DolmatConnell to assist in the design of our stock ownership guidelines. In fiscal 2012, the Compensation Committee retained Equilar to provide relevant benchmark data and DolmatConnell to assist in the design of our long term equity incentive program for fiscal 2012.

Role of Management. The Compensation Committee receives input from our CEO and other members of our senior management team with respect to compensation programs for our executive officers and other employees. The Compensation Committee also receives input from our CEO on the performance of our other executive officers and on compensation decisions for those officers. The Committee considers, but is not bound by and does not always accept, the recommendations of our CEO or the other members of our management team with respect to compensation matters. While our CEO and other members of our senior management team typically attend Compensation Committee meetings, the Committee regularly meets in executive session without management present. The Committee discusses our CEO’s compensation package with him, but makes decisions with respect to his compensation without him present. The Committee makes compensation decisions with respect to our other executive officers without them present.

Advisory Vote on Named Executive Officer Compensation

At our 2012 annual meeting, 96.1% of the votes cast on the advisory vote on the compensation of our named executive officers were in favor of our executive compensation policies. The Board of Directors and the Compensation Committee reviewed these results and determined that no changes to our executive compensation policies were necessary at this time based on the strong shareholder support.

Bases for Our Compensation Policies and Decisions

As a general guideline, the Compensation Committee seeks to establish the target compensation of our executive officers at approximately the median of our peers, assuming that our company meets the performance targets established for our annual and long term incentive programs. An individual executive’s target compensation may be higher or lower than this guideline based on his or her particular background, experience and performance, market factors, and internal equity. These factors are weighed by the Compensation Committee in its judgment, and no one factor takes precedence over the others.

In determining our compensation peer group, the Compensation Committee selects companies based on their similarity to our Company based on criteria such as revenues, market capitalization, and industry. For compensation decisions made in fiscal 2012, the Compensation Committee made no changes to the compensation peer group used in fiscal 2011. The companies in the fiscal 2012 peer group were as follows:

• American Medical Systems Holdings, Inc.	• FEI Company	• Newport Corporation

• American Science & Engineering, Inc.	• Greatbatch, Inc.	• Omnivision Technologies, Inc.

• Accuray Incorporated	• L-1 Identity Solutions, Inc.	• OSI Systems, Inc.

• Cognex Corporation	• Micrel Incorporated	• Sonosite, Inc.

• Coherent, Inc.	• MTS Systems Corporation	• TomoTherapy, Incorporated

Components of our Executive Compensation Programs

The primary components of our executive compensation programs are:

•	Base salary;

•	Annual Incentive Programs; and

•	Long Term Incentive Programs.

Our executive compensation programs also include employee benefits and other compensation, and severance and change-of-control benefits.

The Compensation Committee has not adopted a formal policy for allocating between short and long term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by its compensation consultant and other relevant information, determines what it believes to be the appropriate level and mix of compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be competitive with salaries for executives in similar positions at comparable companies. Base salaries are reviewed at least annually by the Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account factors such as total direct compensation, individual responsibilities, performance, experience and time in service, market conditions, and information from our compensation consultant.

On September 15, 2011, the Compensation Committee established the fiscal 2012 base salaries of our named executive officers other than Mr. Peechatka as follows:

	Fiscal 2012 Base Salary	Percent Change From Fiscal 2011 Base Salary
James W. Green	$525,000	3%
Mervat Faltas	$300,835	4%
John J. Fry	$328,301	4%
Michael L. Levitz	$303,293	5%

Mr. Peechatka was promoted to Senior Vice President and General Manager of our Global Ultrasound Business in May 2011. At the time of his promotion, Mr. Peechatka’s base salary was increased from $207,629 to $280,000. Mr. Peechatka’s base salary for fiscal 2012 remained unchanged at $280,000. Our board designated Mr. Peechatka as an executive officer on September 16, 2012.

Annual Incentive Programs

Our annual incentive programs (which we refer to as AIPs) are designed to reward our executive officers for achieving specified corporate financial objectives. The annual incentive programs emphasize pay for performance and are intended to align executive compensation with the achievement of specified operating results.

On September 15, 2011, the Compensation Committee granted target awards under our AIP for fiscal 2012 (which we refer to as the FY12 AIP). For our named executive officers, the FY12 AIP consisted entirely of performance-based awards that were earned based on the achievement of corporate financial objectives. Our named executive officers each received a target award as a percentage of his or her fiscal 2012 base salary. The FY12 AIP target awards for our named executive officers were as follows:

	FY12 AIP Target Award (% of Base Salary)	FY11 AIP Target Award (% of Base Salary)
James W. Green	100%	90%
Mervat Faltas	50%	45%
John J. Fry	50%	50%
Michael L. Levitz	50%	45%
Farley Peechatka	50%	30%

The FY12 AIP target awards for Mrs. Faltas and Mr. Levitz were adjusted to align more closely with the market median and internal equity. Mr. Peechatka’s target was adjusted in view of his promotion to Senior Vice President and General Manager of our Global Ultrasound Business.

The performance metrics and weightings for our named executive officers under the FY12 AIP were established as follows:

Fiscal 2012 Analogic Non-GAAP EPS	Fiscal 2012 Analogic Revenue	Fiscal 2012 Analogic ROIC
60%	30%	10%

Analogic non-GAAP earnings per share (which we refer to as EPS) was calculated using the non-GAAP adjustments as approved by the Audit Committee of the Board of Directors and applied to each quarter. The fiscal 2012 non-GAAP adjustments include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retained, but did not exercise, the discretion to reject any such adjustments for the purpose of determining the payments under the FY12 AIP. The performance measures were subject to equitable adjustment to exclude the impact of acquisitions and divestitures during fiscal 2012.

Analogic return on invested capital (which we refer to as ROIC), which was not included as a metric under the FY11 AIP, was added as a performance metric for the FY12 AIP primarily to encourage the efficient management of our invested capital, consistent with the goal of maximizing our operating income. Analogic ROIC was defined as our after tax non-GAAP operating income (calculated in accordance with the fiscal 2012 non-GAAP adjustments described above) divided by our average invested capital. Invested capital was defined as the sum of non-cash current assets, long term assets and operating cash less current liabilities.

The Compensation Committee determined that no bonuses would be funded under the FY12 AIP if our actual fiscal 2012 non-GAAP EPS was less than 50% of the target amount. The Compensation Committee retained, but did not exercise, the discretion to fund bonuses from a pool approved by the Compensation Committee if 50% of the target non-GAAP EPS was not achieved. For our named executive officers, awards under the FY12 AIP were payable in cash, except that amounts in excess of his or her FY12 AIP target award were payable 50% in cash and 50% in restricted stock, which vested immediately.

The performance targets were set by the Compensation Committee to be aligned with our near term objectives and to be reasonably likely, but by no means certain, of being achieved. The threshold, target, and maximum goals and the associated payout factors for each performance metric, and the actual performance and performance factors with respect to each such metric as applicable to our named executive officers under the FY12 AIP, were as follows:

	Goal			Actual
	Threshold 0.25x	Target 1x	Maximum 2x	Actual Performance	Performance Factor
Analogic Non-GAAP EPS	$2.34	$2.90	$3.60	$3.60	2.0
Analogic Revenue ($ millions)	$475	$500	$540	$516.6	1.41
Analogic ROIC	10%	12%	14%	13.9%	1.93
Aggregate Performance Factor					1.81

Based on the aggregate performance factor of 1.81, the Compensation Committee approved payments to our named executive officers pursuant to the FY12 AIP as follows:

	Total Payment	Amount Paid in Cash	Amount Paid in Restricted Shares	Number of Restricted Shares
James W. Green	$949,206	$736,814	$212,392	3,032
Mervat Faltas	$275,679	$213,994	$61,685	881
John J. Fry	$296,673	$230,290	$66,383	948
Michael L. Levitz	$273,978	$212,673	$61,305	875
Farley Peechatka	$253,400	$196,700	$56,700	810

The number of restricted shares was determined based on $70.04, which was the closing price of our stock on September 10, 2012, the date that the Compensation Committee approved the payments.

Long Term Incentive Programs

Our long term incentive programs (which we refer to as LTIPs) are equity-based award programs that have been the primary vehicle for offering long-term incentives to our executives. We believe that equity-based grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of the equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. All grants of equity-based awards to our executives are approved by the Compensation Committee. In determining the size of equity-based awards to our executives, the Compensation Committee considers factors such as scope of responsibility, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the recommendations of our chief executive officer and data from the compensation peer group.

Our FY11-13 LTIP consisted of an equal number of non-GAAP EPS RSUs and relative total shareholder return (which we refer to as TSR) RSUs. In designing the FY12-14 LTIP, the Compensation Committee concluded that the FY12-14 LTIP should include a balanced mixture of non-GAAP EPS RSUs, TSR RSUs, and time-based stock options. In reaching this conclusion the Compensation considered a number of factors, including the following:

•

The performance-based orientation on our long term incentive program. Non-GAAP EPS and TSR-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals that are aligned with our longer term objectives. The value, if any, realized from stock options depends entirely on the continued appreciation of our Company’s stock.

•

The utilization of equity under our shareholder approved equity plans. In the case of performance based awards, we are required to reserve against future issuance a number of shares sufficient to fund the maximum performance level, even though the performance targets are established so that the achievement of the maximum performance levels is unlikely. As a consequence, we are unable to utilize shares that have been reserved in excess of our actual needs until our performance relative to the applicable criteria has been finally determined. This reduces the equity otherwise available for grant, and necessitates more frequent requests that our shareholders approve additional shares for grant under our equity plans. The inclusion of stock options as a component of the FY12-14 LTIP serves to address this issue by reducing the number of shares that we are required to reserve against future performance.

•

The accounting cost of our long term incentive programs. TSR-based RSUs incur an initial accounting cost premium relative to non-GAAP EPS RSUs. The premium is largely dependent on external factors, including volatility in our stock price and the relative performance of our stock during the period between the beginning of the performance period and the grant date. Reducing the proportion of TSR-based RSUs serves to reduce this cost premium.

On September 15, 2011, the Compensation Committee approved awards under the FY12-14 LTIP. Our named executive officers each received an award having a value (which we refer to as the Total LTIP Target Award) calculated as a percentage of his or her fiscal 2012 base salary. The awards consisted of a non-GAAP EPS component, a TSR component, and a non-statutory stock option component. Awards were determined as follows:

•	Target Number of performance-based non-GAAP EPS RSUs = (1/3 x Total LTIP Target Award) / closing price of our common stock on September 15, 2011

•	Target Number of performance-based TSR RSUs = (1/3 x Total LTIP Target Award) / closing price of our common stock on September 15, 2011

•	Number of Stock Options = 3 x Target Number of non-GAAP EPS RSUs

The target FY12-14 LTIP awards for each of our named executive officers were as follows:

	FY12-14 LTIP Target Award (% of Base Salary)	Percent Change from FY11-13 Target Award	Total LTIP Target Award ($)	Target Number of Non-GAAP EPS RSUs	Target Number of TSR RSUs	Number of Stock Options
James W. Green (1)	175%	25%	$918,750	6,661	6,661	19,982
Mervat Faltas	100%	0%	$300,835	2,181	2,181	6,543
John J. Fry	110%	0%	$361,131	2,618	2,618	7,854
Michael L. Levitz	110%	0%	$303,293	2,419	2,419	7,256
Farley Peechatka	100%	0%	$280,000	2,030	2,030	6,090

(1)	The FY12-14 LTIP target award for Mr. Green was increased to 175% of his base salary, as compared to 150% of his base salary under the FY11-13 LTIP, in order to establish his target award at a level nearer to the median of our compensation peer group.

The shares available in our stockholder approved 2009 Stock Incentive Plan were insufficient to fully fund the awards to participants in the FY12-14 LTIP. Consequently, the stock options awarded to our named executive officers were granted on September 15, 2011. The target number of non-GAAP EPS RSUs and the target number of TSR RSUs were awarded subject to shareholder approval of an amendment to our 2009 Stock Incentive Plan (which we refer to as the 2009 Plan) to increase the number of shares available for issuance under the 2009 Plan. Our shareholders approved the amendment on January 23, 2012.

Performance for both the non-GAAP EPS component and the TSR component will be measured over a three year performance period beginning on August 1, 2011 and ending on July 31, 2014 (which we refer to as the FY12-14 LTIP performance period). The number of shares earned will cliff vest at the end of the FY12-14 LTIP performance period based on actual performance relative to the applicable performance criteria.

The non-GAAP EPS component will vest based on our company’s cumulative non-GAAP EPS over the FY12-14 LTIP performance period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranges from a minimum of zero to a maximum of two times the target number of non-GAAP EPS RSUs. Non-GAAP EPS will be calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retains the discretion to reject any such adjustments for the purpose of determining vesting under the FY12-14 LTIP. The non-GAAP EPS performance target was set by the Compensation Committee to be aligned with our longer term objectives and to be reasonably likely, but by no means certain, of being achieved.

The TSR component will vest based on the company’s total relative shareholder return relative to the total shareholder return of the company at the 50th percentile of the Russell 2000 stock index (which we refer to as the benchmark). The Compensation Committee believes that the Russell 2000 stock index is an appropriate comparator for our total shareholder return. The target number of TSR RSUs will vest if the Company’s total shareholder return over the performance period is equal to that of the benchmark. The potential vesting of the TSR RSUs varies +/- 2% for each 1% (100 basis points) that our total shareholder return varies above or below the benchmark, between a maximum of two times the target number of TSR RSUs and a minimum of zero.

The stock options will vest once a year in three equal installments beginning one year from the grant date.

On September 10, 2012, the Compensation Committee approved vesting of performance-based restricted shares granted under our FY10-12 LTIP. The FY10-12 LTIP awards included a cumulative non-GAAP EPS component and a TSR component, each of which comprised a target number of shares and RSUs equal to one half of the total FY10-12 LTIP target award. Performance for both the non-GAAP EPS component and the TSR component were measured over a three year performance period beginning on August 1, 2009 and ending on July 31, 2012 (which we refer to as the FY10-12 LTIP Performance Period). The number of shares and RSUs earned cliff vested at the end of the FY10-12 LTIP Performance Period, following certification by the Compensation Committee as to the level of achievement of the performance goals with respect to such RSUs.

The cumulative non-GAAP EPS component of the FY10-12 LTIP vested based on our company’s cumulative non-GAAP EPS over the FY10-12 LTIP Performance Period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranged from a minimum of zero to a maximum of two times the non-GAAP EPS target award. Non-GAAP EPS was calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retained, but did not exercise, the discretion to reject any such adjustments for the purpose of determining vesting under the FY10-12 LTIP. Performance targets for the non-GAAP EPS component of the FY10-12 LTIP were as follows:

Performance	Cumulative Non-GAAP EPS	% of Non-GAAP EPS Target Award Earned
Threshold	$4.67	0%
Target	$7.21	100%
Maximum	$8.65	200%

No shares would be earned if the Company’s cumulative non-GAAP EPS during the FY10-12 LTIP Performance Period was less than the threshold value shown above. Intermediate results were interpolated.

Our non-GAAP EPS in FY10, FY11, and FY12 was $1.72, $2.35, and $3.60, respectively, resulting in a cumulative non-GAAP EPS over the FY10-12 LTIP Performance Period of $7.67. As a consequence, 131.94% of the FY10-12 LTIP non-GAAP EPS Target Award was earned.

The TSR component of the FY10-12 LTIP vested based on the Company’s total relative shareholder return relative to the TSR of a group of peer companies (which we refer to as the TSR Peer Group) over the FY10-12 LTIP performance period. The TSR Peer Group consisted of the companies in our fiscal 2010 compensation peer group: American Medical Systems Holdings, Inc., American Science & Engineering, Inc., Accuray Incorporated, Cognex Corporation, Coherent, Inc., FEI Company, Greatbatch, Inc., L-1 Identity Solutions, Inc., Micrel Incorporated, MTS Systems Corporation, Newport Corporation, Omnivision Technologies, Inc., OSI Systems, Inc., Sonosite, Inc., and TomoTherapy, Incorporated. The TSR Peer Compeer group was subject to adjustment to account for events such as acquisitions, mergers, and the like. For the purpose of calculating TSR, our beginning and ending share prices were calculated as the average of the closing price of our common stock on the trading days in the months of July 2009 and 2012, respectively. Dividends were considered reinvested on the ex-dividend date. The TSR of each of the companies in the TSR Peer Group was calculated in the same manner.

Performance targets for the TSR component of the FY10-12 LTIP were as follows:

Performance	Analogic Percentile Rank	% of TSR Target Award Earned
Threshold	35th Percentile	0%
Target	60th Percentile	100%
Maximum	85th Percentile	200%

Intermediate results were interpolated.

American Medical Systems Holdings, L-1 Identity Solutions, Sonosite, and Tomotherapy were acquired during the FY10-12 LTIP Performance Period and therefore removed from the TSR Peer Group. Analogic’s TSR over the FY10-12 LTIP Performance Period was 79.35%. This result placed the Company fifth out of the remaining peer companies, or at the 55th percentile of the TSR Peer Group. As a consequence, 80% of the FY10-12 LTIP TSR Target Award was earned.

On September 10, 2012, the Compensation Committee approved vesting of awards under the FY10-12 LTIP for our named executive officers as follows. Unvested shares were forfeited.

	Non-GAAP EPS Target Award (RSUs)	Non-GAAP EPS Shares Earned	TSR Target Award (RSUs)	TSR Shares Earned	Total Shares Earned
James W. Green	10,569	13,945	10,568	8,454	22,399
Mervat Faltas	2,954	3,898	2,954	2,364	6,262
John J. Fry	4,662	6,151	4,661	3,729	9,880
Michael Levitz	3,807	5,023	3,806	3,045	8,068
Farley Peechatka	2,334	3,079	2,334	1,867	4,946

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan under which we match each employee contribution up to 4% of his or her eligible wages under the Internal Revenue Code (which we call eligible wages). Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2012, we provided other compensation to our executive officers in the following forms:

•

Perquisites—Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in equal quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.

•	Non-qualified Deferred Compensation Plan—We match non-qualified deferred compensation contributions to the plan up to 4% of amounts in excess of eligible wages. These contributions vest immediately.

•

Retirement Plan—Mrs. Faltas participates in a retirement plan administered by our Analogic Canada subsidiary that provides benefits to employees based on a formula recognizing length of service and final average earnings.

Severance and Change-of-Control Benefits

Pursuant to employment agreements between us and Mr. Green, Mr. Levitz, and Mr. Fry, as well as our Severance Plan for Management Employees, Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), 2007 Restricted Stock Plan, and 2007 Stock Option Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Analogic. We have provided more detailed information about these benefits with respect to our Named Executive Officers, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 38 of this proxy statement.

In the case of change of control benefits, our practice has been to structure these benefits so cash benefits are paid only if the employment of the executive is terminated during a specified period after a change of control has occurred, while equity-based benefits are triggered by the occurrence of the change of control itself. We believe this structure maximizes stockholder value while still providing our executives with appropriate incentives to cooperate in negotiating any change of control after which they believe they may lose their jobs.

Stock Ownership Guidelines

In order to better align the interests of our officers with the interests of our stockholders and to promote our commitment to sound corporate governance, our Board of Directors, acting on the recommendation of our Compensation Committee, has adopted the following stock ownership guidelines for our executive officers. Our executive officers are expected to acquire a number of shares of the Company’s common stock having the value shown below.

Stock Ownership Guideline	CEO	4x annual base salary
	Executive Officers other than CEO	1x annual base salary
Attainment Period	Five (5) years from the later of: • Appointment as an executive officer; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

•    Stock acquired on the open market;

•    Stock acquired through the exercise of options;

•    Restricted stock and restricted stock units, whether vested or unvested;

•    Stock acquired through Company benefit plans; and

•    Deferred stock units.

Administration	The Stock Ownership Guidelines will be administered by the Compensation Committee, which will evaluate compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in a participant’s compensation, and the personal financial situation of a participant, will be reviewed by the Compensation Committee.

As of October 29, 2012, all of our executive officers own a quantity of our stock that meets or exceeds the applicable guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our CEO and our three next most highly compensated executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) and generally intend to structure the equity-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation would remain tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for our Chief Executive Officer and each of our other executive officers (which we refer to collectively as our Named Executive Officers) for fiscal 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value ($) (4)	All Other Compensation ($) (5)	Total ($)
James W. Green	2012	524,423	1,033,254	328,296	949,206	—	63,574	2,898,753
President and Chief Executive Officer	2011	508,502	877,233	—	659,989	—	61,132	2,106,856
	2010	490,522	924,924	—	591,570	—	60,207	2,067,223

Mervat Faltas	2012	304,716	338,317	107,499	275,679	61,250	132,324	1,219,785
Senior Vice President and General Manager, OEM Medical Group (6)	2011	289,264	331,705	—	168,205	46,426	22,000	857,600

John J. Fry	2012	327,816	406,104	129,038	296,673	—	10,111	1,169,742
Senior Vice President, General Counsel, and Corporation Secretary	2011	314,175	398,200	—	226,714	—	10,277	949,366
	2010	295,022	407,956	—	197,665	—	20,603	921,246

Michael L. Levitz	2012	302,738	375,235	119,213	273,978	—	10,156	1,081,320
Senior Vice President, Chief Financial Officer, and Treasurer	2011	287,016	364,327	—	186,581	—	17,184	855,108
	2010	265,000	333,136	—	159,795	—	10,549	768,480

Farley Peechatka	2012	280,000	314,894	100,056	253,400	—	10,750	959,100
Senior Vice President and General Manager Global Ultrasound Business (7)

(1)	These amounts represent the aggregate grant date fair value of performance-based restricted stock and restricted stock unit awards granted in fiscal 2012, 2011, and 2010. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation,” included in our Form 10-K for the fiscal year ended July 31, 2012. These amounts include performance based restricted stock and restricted stock unit awards, and assume target performance. The amount earned pursuant to performance-based awards can range from zero to twice the target award, depending on actual performance. If the maximum amount is achieved for each of the performance based restricted stock awards, the payouts would be as follows: Mr. Green—$1,418,327, $1,261,813, and $1,348,137 in fiscal 2012, 2011, and 2010, respectively; Mr. Levitz—$515,078, $523,187 and $447,101 in fiscal 2012, 2011, and 2010, respectively; Mrs. Faltas—$464,400 and $476,341 in fiscal 2012 and 2011, respectively; Mr. Fry—$557,451, $571,830 and $594,654 in fiscal 2012, 2011, and 2010, respectively; Mr. Peechatka—$ 432,248 in fiscal 2012. The actual number of shares earned of the 2010 performance-based restricted stock awards were as follows: Mr. Green—22,398 shares earned from a target award of 21,137 shares; Mrs. Faltas—6,262 shares earned from a target award of 5,908 shares; Mr. Fry—9,880 shares earned from a target award of 9,323 shares; Mr. Levitz—8,068 shares earned from a target award of 7,613 shares; and Mr. Peechatka—4,946 shares earned from a target award of 4,668 shares.

(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2012, 2011 and 2010. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation” included in our Form 10-K for the fiscal year ended July 31, 2012.
(3)	This column represents incentive compensation earned for fiscal 2012, 2011, and 2010 under our performance-based annual incentive programs; the FY12 AIP is described on page 25 of this proxy statement. The amounts paid in fiscal 2012, 2011 and 2010 were paid in cash, except for the amounts in excess of the target award, which were paid 50% in cash and 50% in restricted stock that vested immediately. The value of stock in fiscal 2012 issued to Mr. Green, Mr. Levitz, Mr. Fry, Mr. Peechatka, and Mrs. Faltas was $212,392, $61,305, $66,383, $56,700, and $61,685, respectively. The value of stock in fiscal 2011 issued to Mr. Green, Mr. Levitz, Mr. Fry, and Mrs. Faltas was $100,832, $28,506, $34,637, and $16,278, respectively. The value of stock issued in fiscal 2010 to Mr. Green, Mr. Levitz, and Mr. Fry was $75,050, $20,273 and $25,077, respectively.
(4)	This column represents the sum of the change in pension value for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan, formerly known as the Anrad Retirement Plan (which we refer to as the Analogic Canada Plan). The Analogic Canada Plan provides benefits to employees based on a formula recognizing length of service and final average earnings. The measurement date used for the plan is July 31.
(5)	Please see the All Other Compensation table below.
(6)	Mrs. Faltas began serving as an executive officer in fiscal 2011.
(7)	Mr. Peechatka began serving as an executive officer in fiscal 2012.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites (1) ($)	Relocation Costs (2) ($)	Tax Gross Ups (3) ($)	Employer Matching Contributions for 401(k) and Non-Qualified Deferred Compensation Plans ($)	Total ($)
James W. Green	2012	20,000	—	—	43,574	63,574
	2011	20,000	—	—	41,132	61,132
	2010	20,000	8,481	3,946	27,780	60,207

Mervat Faltas	2012	—	88,998	43,326	—	132,324
	2011	—	15,015	6,985	—	22,000

John J. Fry	2012	—	—	—	10,111	10,111
	2011	—	—	—	10,277	10,277
	2010	—	7,373	3,430	9,800	20,603

Michael L. Levitz	2012	—	—	—	10,156	10,156
	2011	—	—	—	17,184	17,184
	2010	—	—	—	10,549	10,549

Farley Peechatka	2012	—	—	—	10,750	10,750

(1)	Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.
(2)	This column represents the actual relocation costs for Mr. Green, Mrs. Faltas and for Mr. Fry pursuant to their employment agreements.
(3)	This column represents the actual tax gross-ups for Mr. Green’s, Mrs. Faltas’ and Mr. Fry’s relocation costs.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the Named Executive Officers during fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James W. Green	1/23/2012				1	13,322	26,644			1,033,254
	9/15/2011	13,125	525,000	1,050,000
	9/15/2011							19,982	45.98	328,296

Mervat Faltas	1/23/2012				1	4,362	8,724			338,317
	9/15/2011	3,760	150,418	300,836
	9/15/2011							6,543	45.98	107,499

John J. Fry	1/23/2012				1	5,236	10,472			406,104
	9/15/2011	4,104	164,151	328,301
	9/15/2011							7,854	45.98	129,038

Michael L. Levitz	1/23/2012				1	4,838	9,676			375,235
	9/15/2011	3,791	151,647	303,293
	9/15/2011							7,256	45.98	119,213

Farley Peechatka	1/23/2012				1	4,060	8,120			314,894
	9/15/2011	3,500	140,000	280,000
	9/15/2011							6,090	45.98	100,056

(1)	These columns represent potential payouts under the FY 12 AIP.
(2)	Performance based restricted stock units were granted under the 2009 Stock Incentive Plan for the grants on January 23, 2012. These units cliff-vest on July 31, 2014. For the vesting provisions, see pages 27-28 of this proxy statement. The grant date fair value of the equity incentive plan awards was based on the target number of shares that might be earned and was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in Note 3 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2012.
(3)	33% of these options will vest on September 15 of each of 2012, 2013, and 2014. The grant date fair value of the equity incentive plan awards was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in Note 3 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options, stock, and stock unit awards held by the Named Executive Officers as of July 31, 2012. The market and payout values for unvested stock awards are calculated based on a market value of $64.02 per share (the closing market price of our common stock on July 31, 2012) multiplied by the number of shares subject to the award. All stock options shown in this table have a seven-year term.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
James W. Green	35,000	—		—	64.70	5/21/2014	—		—	18,232	1,167,213
	9,791	—		—	62.72	9/23/2015	—		—	13,322	852,874
		19,982	(1)	—	45.98	9/15/2018	—		—

Mervat Faltas	2,582	—		—	62.72	9/23/2015	—		—	6,894	441,354
	—	6,543	(1)	—	45.98	9/15/2018	—		—	4,362	279,255

John J. Fry	4,707	—		—	62.72	9/23/2015	500	(3)	32,010	8,276	529,830
	—	7,854	(1)	—	45.98	9/15/2018	—		—	5,236	335,209

Michael L. Levitz	5,000	5,000	(2)	—	35.61	7/17/2016	—		—	7,572	484,759
	—	7,256	(1)	—	45.98	9/15/2018	—		—	4,838	309,729

Farley Peechatka	2,014	—		—	62.72	9/23/2015	—		—	4,948	316,771
	—	6,090	(1)	—	45.98	9/15/2018	—		—	4,060	259,921

(1)	33% of these options vest on September 15 of each of 2012, 2013, and 2014.
(2)	50% of these options will vest on July 17 of each of 2013, and 2014.
(3)	Restrictions on shares will lapse on December 4, 2012.
(4)	This is the target number of performance based restricted stock shares that can be earned under the FY11-13 and FY12-14 LTIPs.
(5)	This value was calculated using the target number of performance based restricted stock shares that can be earned under the FY11-13 and FY12-14 LTIPs.

Option Exercises and Stock Vested

The following table provides information regarding options and stock and stock unit awards exercised and vested, respectively, for the Named Executive Officers during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James W. Green	—	—	27,931	1,945,162
Mervat Faltas	3,000	46,800	7,143	500,296
John J. Fry	—	—	11,328	786,358
Michael L. Levitz	—	—	11,232	774,374
Farley Peechatka	—	—	5,756	403,150

(1)	Represents the fair market value of the common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date. This includes the actual number of shares released on September 15, 2012, which were 106% of the target awards under the FY10-12 LTIP, the performance period of which ended on July 31, 2012. The number of shares earned under the FY10-12 LTIP by Mr. Green, Mr. Fry, Mr. Levitz, Mr. Peechatka, and Mrs. Faltas were 22,398; 9,880; 8,068; 4,946; and 6,262, respectively. This also includes the actual number of shares released on September 15, 2012 for the FY 12 AIP, which were 3,032; 875; 948; 810; and 881 for Mr. Green, Mr. Levitz, Mr. Fry, Mr. Peechatka, and Mrs. Faltas, respectively.

Fiscal 2012 Pension Benefits

The Analogic Canada Plan provides benefits to employees based on a formula recognizing length of service and final average earnings. The measurement date used for the plan is July 31. The amount reported in the table below equals the present value of the accumulated benefit at July 31, 2012 for Mrs. Faltas under the Analogic Canada Plan. The increase in the pension value is based on increases in her service, age, and compensation, as well as changes in actuarial pension assumptions.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mervat Faltas	Analogic Canada Corporation Retirement Plan	7	215,849	—

2012 Non-Qualified Deferred Compensation

Our named executive officers are eligible to participate in our Non-qualified Deferred Compensation Plan (which we refer to as the Deferred Compensation Plan). The Deferred Compensation Plan allows participants to defer a percentage of their earned income, including up to a maximum of 25% of their base salary and up to 100% of their bonuses and performance-based compensation, subject to certain specified limitations set forth in the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.

In each plan year, we credit to the account of each participant who makes deferrals under the Deferred Compensation Plan, and who is eligible for and is receiving the maximum matching contribution allowed by law in our qualified 401(k) plan for that plan year, a matching contribution (which we refer to as the Non-Qualified Company Match) in the amount equal to 100% of the deferrals contributed by the participant, up to a maximum of four percent of the participant’s compensation, less the matching contribution made to our qualified 401(k) plan on behalf of the participant.

Amounts deferred under the Deferred Compensation Plan are credited to a participant’s account under the Deferred Compensation Plan. Each participant may allocate his or her account among any combination of the investment funds available under the Deferred Compensation Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances no more than six (6) times each plan year. There are 20 investment funds available under the Deferred Compensation Plan with a variety of investment objectives.

The form and timing of distributions is based on designations made by participants on their deferral elections. Distributions may be made in a single lump sum, or in annual installments as provided for in the Deferred Compensation Plan. Payments will be made in a single lump sum if the value of the participant’s account or sub-account is $25,000 or less at the time of a distribution event or at the time of a scheduled installment payment. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

The following table shows a summary of all contributions to, earnings on and distributions received from the non-qualified deferred compensation plan for each of our named executive officers for the year ended July 31, 2012. The account balances as of year-end include all contributions and amounts earned by our named executive officers through the end of fiscal 2012.

Non-Qualified Deferred Compensation for Fiscal Year 2012

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year (4)	Aggregate Balance at Last Fiscal Year End (5)
James W. Green	216,601	33,774	34,139	—	693,289
Mervat Faltas	—	—	—	—	—
John J. Fry	—	—	—	—	—
Michael L. Levitz	—	—	783	—	21,172
Farley Peechatka	—	—	—	—	—

(1)	Represents the amounts contributed by each Named Executive Officer to the non-qualified deferred compensation plan. These amounts were reported as compensation in the fiscal year 2012 Summary Compensation Table for the Named Executive Officers.
(2)	Represents the Non-Qualified Company Match for fiscal year 2012. The following amounts were included as compensation in the fiscal year 2012 Summary Compensation Table for the Named Executive Officers: Mr. Green ($33,774).
(3)	Represents the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2012, as discussed in the Compensation Discussion and Analysis. None of these amounts included were reported as compensation in the fiscal year 2012 Summary Compensation Table for the Named Executive Officers.
(4)	Represents combined withdrawals and distributions in non-qualified deferred compensation plans for each Named Executive Officer in fiscal year 2012.
(5)	The amounts in the aggregate balance included as compensation in the Summary Compensation Table in fiscal years 2011 and 2010 for the Named Executive Officers are: Mr. Green ($225,845) and ($73,823), respectively and Mr. Levitz ($9,119) and ($9,449), respectively.

Potential Payments Upon Termination or Change of Control

On May 1, 2007, we entered into an employment agreement with Mr. Green. The employment agreement provides that if we terminate Mr. Green’s employment other than for cause and unrelated to a change in control, Mr. Green will be eligible to receive twelve months salary continuation plus a lump sum bonus equal to his target bonus.

Mr. Green’s agreement also entitles him to the following change in control benefits in the event his employment is terminated without cause within twenty-four months following a change in control:

•	Two times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, for the year of termination;

•	Benefits continuation for twenty-four months; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Green.

On October 29, 2008, we entered into an employment agreement with Mr. Fry. The employment agreement provides that if we terminate Mr. Fry’s employment other than for cause, or if he terminates his employment for good reason, other than in the twenty-four months following a change in control, he will be eligible to receive severance benefits as follows: base salary continuation for twelve months following the date of termination; a lump payment equal to the greater of his target bonus or his actual bonus, to the extent determinable, for the year of termination; and outplacement assistance.

Mr. Fry’s agreement also entitles him to the following change in control benefits in the event his employment is terminated without cause, or if he terminates his employment for “good reason”, within twenty-four months following a change in control:

•	One times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, based on the number of whole months worked in the year of termination;

•	Health and welfare benefit continuation for twelve months;

•	Acceleration of unvested equity awards; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry.

On June 8, 2009, we entered into an employment agreement with Mr. Levitz. The employment agreement provides that if we terminate Mr. Levitz’ employment other than for cause, death, disability, and other than after a change in control, we shall pay him: a sum equal to his annual base salary according to the company’s then-current payroll practices; and continuation of health and dental insurance for twelve months.

Mr. Levitz’ agreement also entitles him to the following change in control benefits in the event his employment is terminated by us without cause and not for death or disability within twenty-four months following a change of control:

•	Salary continuation and continued health and dental insurance coverage as described in the preceding paragraph;

•	Target bonus under the Incentive Plan for the year in which termination occurs, payable at the time of termination; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Levitz.

Further, we have two severance plans, one of which is for management and the other for non-management employees. The plan for management employees covers designated corporate officers, and other designated officers, including all of our Named Executive Officers. Messrs Green, Levitz, and Fry each have an employment agreement which includes severance provisions that supersede the provisions of the severance plan. Those severance provisions are discussed beginning on page 38 of this proxy statement. Participants in the management plan are entitled to receive severance benefits as follows:

•

For management employees reporting directly to the President and CEO, the employee receives a severance benefit of compensation and health and life insurance coverage equal to two weeks for each complete year of service, which may not be less than six months nor more than one year.

•

For all other management employees, the employee receives a severance benefit of compensation and health and life insurance coverage equal to two weeks for each complete year of service, which may not be less than two weeks nor more than one year.

A participant in the management plan becomes entitled to receive the benefits described above only if he or she timely signs and returns to us a severance agreement in a form provided by us, in our sole discretion, by which he or she agrees to waive and release us from all legal claims he or she may have against us in exchange for payment of such severance benefits. The management employee will not be eligible to receive such severance benefits if we become aware, before expiration of the period over which such severance benefits are paid, of circumstances that would have caused his or her termination for cause, or the management employee has previously entered into an employment agreement with us which provides for payment, or non-payment, of such severance benefits or payments upon termination of employment. According to its terms, the management plan does not operate to affect or modify the terms of a participant’s employment in any way.

Additionally, while not part of the management severance plan, we have a practice of providing all employees eligible for benefits under the plan who are age forty or over with four weeks of additional severance benefits in addition to what they receive under the plan. In the event of involuntary termination without cause, vesting of time-based equity awards is determined as a function of the recipient’s service time relative to the vesting period of the particular award.

On March 3, 2008, the Compensation Committee approved accelerated vesting upon involuntary termination without cause for the following:

•

all outstanding time-based stock options at that time under the June 11, 1993 Plan (as amended on October 12, 2000) and the June 11, 1998 Plan (as amended on October 12, 2000 and November 16, 2001) that would vest within the subsequent twelve months from the date of termination.

•

all unvested time-based restricted stock at that time under the Key Employee Stock Bonus Plan (as amended on January 27, 1988) and the Key Employee Stock Bonus Plan (as amended on March 11, 2003) that would vest within the subsequent twelve months from the date of termination.

The vesting for performance awards under the FY10-12, FY11-13 and FY12-14 LTIPs are as follows:

•

FY10-12, FY11-13, and FY 12-14 LTIPs EPS and TSR target awards—These awards were granted under the 2007 Restricted Stock Plan and 2009 Stock Incentive Plan. Upon an involuntary termination not for cause, a number of shares which can be earned shall be a prorated portion of the target number of shares, determined by multiplying the target number of shares by a fraction, the numerator of which shall be the sum of the number of full calendar months during the performance period during which the participant remained in our employ and the denominator of which shall be 36. The prorated number of shares actually earned, if any, shall be determined at the end of the performance period based on the achievement of the performance criteria.

•	FY12-14 LTIP stock options—These awards were granted under the 2009 Stock Incentive Plan. Upon an involuntary termination not for cause, all unvested stock options shall be forfeited.

Under our FY12 AIP, in which all of our named executive officers participate in, participants involuntarily terminated without cause are entitled to the payment of the actual bonus they would have earned had they been employed still on February 1st, prorated for the service they provided during the fiscal year. We reserve the right to adjust FY12 AIP awards up or down at our discretion based on exceptional circumstances.

Lastly, upon a qualifying change in control, restrictions will lapse on any time-based restricted stock granted under our Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), the 2007 Restricted Stock Plan, and the Amended and Restated 2009 Stock Incentive Plan. Upon a qualifying change in control, restrictions will lapse on performance-based restricted stock granted under both the 2007 Restricted Stock Plan and Amended and Restated 2009 Stock Incentive Plan for the awards made under the FY10-12, and FY11-13 LTIPs as follows:

•	Awards with an EPS target will vest as to the target number of shares.

•	Awards with a TSR target will vest based on the actual price of our common stock prior to the change in control relative to the peer group.

Further, all unvested stock options granted under our 2007 Stock Option Plan and Amended and Restated 2009 Stock Incentive Plan will become immediately vested and exercisable upon a qualifying change in control. On March 3, 2008, the Compensation Committee approved that all unvested stock options under the June 11, 1993 Plan (as amended on October 12, 2000) and the June 11, 1998 Plan (as amended on October 12, 2000 and November 16, 2001) become immediately vested and exercisable upon a qualifying change in control.

The tables below reflect the compensation and benefits due to each Named Executive Officer, upon an involuntary termination other than for cause, and a termination following a change of control without cause or by the executive officer for good reason. The amounts shown assume that each termination of employment was effective as of July 31, 2012. The value of accelerated stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing stock price of our common stock as of July 31, 2012, which was $64.02. The value of accelerated restricted stock was calculated by multiplying the number of accelerated shares by the closing price of our common stock as of July 31, 2012. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Potential Payments on Involuntary Termination without Cause

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards	Total (3)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
James W. Green	525,000	525,000	949,206	2,496,353	—	—	4,495,559
Mervat Faltas	173,559	—	275,679	788,214	9,986	—	1,247,437
John J. Fry	328,301	296,673	296,673	1,097,494	—	32,010	2,051,131
Michael L. Levitz	303,293	—	273,978	942,929	14,628	—	1,534,828
Farley Peechatka	290,769	—	253,400	614.464	12,089	—	1,170,722

(1)	Represents amounts earned pursuant to the terms of the FY12 AIP for service prior to termination. For more information on amounts earned pursuant to the FY12 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY10-12, FY11-13 and FY12-14 LTIPs for service prior to termination. For more information on amounts earned pursuant to the FY10-12 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement. Performance-based awards earned pursuant to the FY11-13 and FY12-14 LTIPs are payable post-termination following determination of actual performance at the end of the applicable performance period. Amounts shown in the table above assume that performance awards pursuant to the FY11-13 and FY12-14 LTIPs are payable at target and are pro-rated to reflect service prior to the termination date relative to the applicable performance period.
(3)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 37 are not included in this total.

Potential Payment on Involuntary Termination without Cause or For Good Reason

Following a Change in Control

	Severance			Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards (3)	Excise Tax Gross Up	Total (5)
	Base Salary Continuation	Lump Sum Payment		AIP (1)	LTIP (2)
James W. Green	1,050,000	733,588		949,206	1,433,920	31,954	2,702,424	1,436,724	8,337,816
Mervat Faltas	173,559	—		275,679	400,893	9,986	950,837	—	1,810,953
John J. Fry	328,301	240,351		296,673	632,518	15,977	1,173,411	457,649	3,144,880
Michael L. Levitz	303,293	25,367	(4)	273,978	516,513	14,628	1,191,324	—	2,325,103
Farley Peechatka	290,769	—		253,400	316,643	12,089	780,167	—	1,653,068

(1)	Represents amounts earned pursuant to the terms of the FY12 AIP for service prior to termination. For more information on amounts earned pursuant to the FY12 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY10-12 LTIP for service prior to termination. For more information on amounts earned pursuant to the FY10-12 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(3)	Includes amounts earned pursuant to the terms of the FY11-13 and FY12-14 LTIPs and other equity awards that are accelerated following Involuntary Termination Without Cause or For Good Reason Following a Change in Control.
(4)	Represents lump sum severance following 280G cutback pursuant to the terms of Mr. Levitz’ employment agreement.
(5)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 37 are not included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Our directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representative of certain of such persons, we believe that all filings required to be made by those persons during fiscal 2012 were timely made, except as follows, with the number of late reports and the number of transactions not reported on a timely basis as shown: Mr. Fry 1,1; Mr. Green 1,1; Mr. Levitz 1,1; Mr. Melson 2,2; Dr. Parks 1,1.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2012 were Mr. Black (Chair), Mr. Melia, Dr. Modic, Dr. Parks, and Dr. Wilson. Dr. Wilson retired from our board following our 2012 annual meeting. Dr. Modic joined our Compensation Committee following Dr. Wilson’s retirement. None of our executive officers has served as a director or member of the Compensation Committee of any other company whose executive officers, or any of them, serve as a member of our board or Compensation Committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information about the shares of common stock authorized for issuance under our equity compensation plans as of July 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	336,994	$53.76	989,093	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	336,994	$53.76	989,093	(1)

(1)	Includes 429,360 shares issuable under our Employee Stock Purchase Plan in connection with current and future offering periods under that plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Mr. Jeffrey P. Black, Chairman Mr. Kevin C. Melia Dr. Michael T. Modic Dr. Fred B. Parks

AUDIT COMMITTEE REPORT

The Audit Committee of our board is comprised of four members, each of whom qualifies as an “independent” director under current NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviewed our audited financial statements for fiscal 2012, and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel, and the independent auditors, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application, and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls, or methodologies;

•	significant developments or changes in accounting rules applicable to Analogic; and

•	the adequacy of our internal controls and accounting, financial, and auditing personnel.

Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), with PricewaterhouseCoopers LLP.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from us. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit-related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2012.

AUDIT COMMITTEE Mr. Bernard C. Bailey Mr. Jeffrey P. Black Mr. James J. Judge, Chair Mr. Kevin C. Melia

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Our Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our financial statements for fiscal 2013. PwC has served as our independent registered public accounting firm since 1991. Representatives of PwC are expected to be present at the 2013 annual meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Although stockholders ratification of the Audit Committee’s selection of PwC is not required by law or our organizational documents, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Our board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2013.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm:

	Fiscal 2012	Fiscal 2011
	(In Thousands)	(In Thousands)
Audit Fees (a)	$1,728	$1,482
Audit-Related Fees (b)	55	24
Tax Fees (c)	162	94
All Other Fees (d)	3	4

	$1,9480	$1,604

(a)	Fees for audit services billed related to fiscal 2012 consisted substantially of the following:

•	Audit of our July 31, 2012 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2012

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

Fees for audit services billed related to fiscal 2011 consisted substantially of the following:

•	Audit of our July 31, 2011 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2011

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

(b)	Fees for audit-related services billed related to fiscal 2012 and fiscal 2011 consisted of the following:

•	Pension plan and other statutory related audits

(c)	Fees for tax services billed related to fiscal 2012 and fiscal 2011 consisted substantially of the following:

•	Foreign tax compliance

•	Tax planning and advice services relating to international restructuring plan

(d)	All other fees related to fiscal 2012 and fiscal 2011 consisted primarily of licenses to a web-based accounting research tool and an automated accounting disclosure checklist.

The fees related to the services above were approved by the Audit Committee.

The Audit Committee has adopted a policy in its charter to pre-approve all services (audit and non-audit) to be provided to us by our independent registered public accounting firm, except that de minimis non-audit services may be approved in accordance with applicable SEC rules, including paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. In considering the nature of the services provided by the independent registered public accounting firm, during fiscal 2012 and fiscal 2011 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our management and the independent registered public accounting firm to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. None of the services above were approved by the Audit Committee pursuant to the exception set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.” Taking into account the recommendation of our board and the results of the advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting, we currently intend to hold say-on-pay votes on an annual basis. We expect that the next advisory vote on the frequency of say-on-pay votes will be held at our 2018 annual meeting.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The Executive Compensation and Director Compensation sections of this proxy statement beginning on pages 21 and 23, respectively, including “Compensation Discussion and Analysis,” beginning on page 21 describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to fiscal year 2012.

As discussed in these disclosures, we believe that our executive compensation program provides a competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available executives;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	establish a clear connection between rewards and company performance.

Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), and does not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof) or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 3.

PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal for action at the 2014 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the stockholder’s address and statement of the number of shares of common stock held of record or beneficially by such stockholder and of the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2014 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2014 annual meeting, a stockholder must give the notice mentioned above and submit his or her proposal no later than August 15, 2013, provided that if the 2014 annual meeting is not held within 30 days before or after the anniversary date of the 2013 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

OTHER MATTERS

We know of no business which will be presented for consideration at the 2013 annual meeting other than that set forth in this proxy statement. However, if any such other business shall come before the 2013 annual meeting, the persons named in the proxies or their substitutes shall vote the proxies in respect of any such business in accordance with their best judgment.

We will bear the cost of solicitation of proxies. Our officers and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports to stockholders. This means that only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or our annual report to stockholders may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of each document to any stockholder who writes to or calls us at the following address or telephone number: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a stockholder wishes to receive separate copies of our annual report to stockholders and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

Electronic Access to Proxy Materials and Annual Report to Stockholders

Our stockholders can access this proxy statement and our 2012 Annual Report to Stockholders via http://www.edocumentview.com/ALOG. For future annual meetings of stockholders, registered stockholders can consent to receiving our proxy materials by e-mail in lieu of receiving them by mail. If you are a registered stockholder and you have not already done so, go to http://www.envisionreports.com/ALOG to view materials and set preferences for material delivery and to vote. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

WE WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC. A request for our Annual Report on Form 10-K should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

For the Board of Directors,

John J. Fry Secretary

November 26, 2012

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF OUR BOARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the meeting date.

Vote by Internet
• Go to www.envisionreports.com/ALOG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR ALL nominees and FOR proposals 2 and 3:

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1a - Bernard C. Bailey	☐	☐	☐	1b - Jeffrey P. Black	☐	☐	☐	1c - James W. Green	☐	☐	☐	+

1d - James J. Judge	☐	☐	☐	1e - Kevin C. Melia	☐	☐	☐	1f - Michael T. Modic	☐	☐	☐

1g - Fred B. Parks	☐	☐	☐	1h - Sophie V. Vandebroek	☐	☐	☐	1i - Edward F. Voboril	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013	☐	☐	☐	3. To hold an advisory vote on executive compensation (“say-on-pay”);	☐	☐	☐

In their discretion, the proxies are authorized to act on any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

B Non-Voting Items

Change of Address — Please print new address below.				Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ANALOGIC CORPORATION

Annual Meeting of Stockholders

January 22, 2013 11:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James W. Green, Michael L. Levitz, and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on January 22, 2013, at Analogic Corporation’s headquarters at 8 Centennial Drive, Peabody, Massachusetts 01960, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013 AND FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Continued and to be signed on reverse side